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                                                                     Exhibit 5.3


                            [LETTERHEAD OF WALKERS]




4 February 2005


                                                Our Ref:  SPA/RAG/D112/B01735


Net Servicos de Comunicacao SA
Rua Verbo Divino, 1356
Sao Paulo-SP-04719-002-Brazil

("NET SERVICOS")







Dear Sirs

JONQUIL VENTURES LIMITED (THE "COMPANY")

We have acted as special legal counsel in the British Virgin Islands in connection with the filing by Net Servicos, the Company and certain other subsidiaries of Net Servicos (together with the Company, the "GUARANTORS") at the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"), of a registration statement on Form F-4 (File No. 333-120286) as amended to the date hereof (the "REGISTRATION STATEMENT") relating to Net Servicos's (i) offer to exchange US$76,593,068 aggregate principal amount of its 7.0% Senior Secured Notes due 2009 (the "NEW NOTES"), which have been registered under the Securities Act, and cash, for US$97,692,000 12 5/8% Senior Guaranteed Notes due 2004 (the "EXISTING NOTES"), and (ii) solicitation of consents from holders of the Existing Notes to amendments to certain provisions of the indenture governing the Existing Notes, dated as of June 18, 1996, pursuant to which the Existing Notes were issued. The New Notes are to be issued pursuant to an indenture (the "INDENTURE") to be entered into between Net Servicos, the Guarantors and The Bank of New York as trustee. The obligations of Net Servicos pursuant to the New Notes are each to be guaranteed by the Guarantors in accordance with the terms of the guarantee (the "GUARANTEE") set out in the Indenture.

We have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in relation to the Registration Statement, the Indenture and the Guarantee.

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 hereto.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.


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WALKERS                                                                 Page 2


We are British Virgin Islands lawyers and express no opinion as to any laws other than the laws of the British Virgin Islands in force and as interpreted at the date hereof.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3 hereto, we are of the opinion that, under the laws of the British Virgin Islands, as of the date of this opinion:

1. the Company is a company duly incorporated and validly existing as an International Business Company in the British Virgin Islands;

2. based solely on the Registered Agent's Certificate and the Certificate of Good Standing referred to in Schedule 1, the Company is in good standing under the laws of the British Virgin Islands; and

3. the Company has full corporate power and authority to enter into and perform and has duly authorised the entry into and performance of its obligations under each of the Indenture and the Guarantee.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent. Debevoise & Plimpton LLP, special New York counsel to Net Servicos, is permitted to rely on this opinion as if it were addressed to them.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion shall be construed in accordance with the laws of the British Virgin Islands.


Yours faithfully


/s/ Walkers


WALKERS





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WALKERS                                                                 Page 3



                                  SCHEDULE 1

                          LIST OF DOCUMENTS EXAMINED
                          --------------------------


1. The Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered on 19 December 1995;

2. a search of the public records of the Company on file and available for inspection at the Registry of Corporate Affairs on 4 February 2005;

3. a Certificate of Good Standing dated 12 January 2005 in respect of the Company issued by the Registry of Corporate Affairs (the "CERTIFICATE OF GOOD STANDING");

4. the certificate issued by the Registered Agent of the Company in the British Virgin Islands dated 4 February 2005 (the "REGISTERED AGENT'S CERTIFICATE");

5. a copy of executed written resolutions of the Board of Directors of the Company dated 14 January 2005 (the "RESOLUTIONS");

6.      a draft copy of the Registration Statement; and

7.      a draft copy of the Indenture.


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WALKERS                                                                 Page 4


                                  SCHEDULE 2


                                 ASSUMPTIONS
                                 -----------



The opinions hereinbefore given are based upon the following assumptions:


1. All original documents are authentic, all signatures and seals are genuine, all documents purporting to be sealed have been so sealed, that all copies are complete and conform to their original or are a true translation of the originals. All documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked-up to indicate all changes to such documents.

2. The Registered Agent's Certificate is true and accurate as at the date of this letter.

3. The copy of the Certificate of Incorporation and of the Memorandum and Articles of Association of the Company and other documents received by us are true and correct copies of the originals of the same.

4. The Resolutions remain in effect and have not been revoked or varied by the directors of the Company as at the date of this letter.


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WALKERS                                                                 Page 5


                                  SCHEDULE 3

                                QUALIFICATIONS
                                --------------


To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registrar of Corporate Affairs.